FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS SECOND QUARTER RESULTS

New York, New York, August 10, 2009: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the second quarter ended June 30, 2009.

Second Quarter 2009 Compared to Second Quarter 2008:
•	Net sales declined to $88.6 million or 10.6% from $99.1 million; at comparable foreign currency exchange rates, net sales were down 3% for the period;
•	Sales by European-based operations were $79.4 million, down 5% from $83.9 million;
•	Sales by U.S.-based operations declined 39% to $9.2 million from $15.2 million;
•	Gross margin for both periods was 57%;
•	S, G & A expense as a percentage of sales was 49% compared to 50%;
•	Operating margins were 7.7% of sales compared to 6.9%;
•	Net income attributable to Inter Parfums, Inc. rose 12% to $4.2 million from $3.8 million; and,
•	Diluted earnings per share attributable to Inter Parfums, Inc. common shareholders were $0.14 compared to $0.12.

Through the first half of 2009, net sales were $179.0 million, or 19.4% below the $222.2 million reported in the first half of 2008.  At comparable foreign currency exchange rates, net sales were down 13%. Net income attributable to Inter Parfums, Inc. decreased 23% to $9.7 million or $0.32 per diluted share from $12.5 million or $0.40 per diluted share in the first half of 2008.

Jean Madar, Chairman and CEO of Inter Parfums, noted, “As we previously reported, about 6.5% of the second quarter sales decline was due to the continued strength of the U.S. dollar relative to the euro.  Also, in the prior year period, both our European-based and U.S. based operations experienced exceptional sales growth of 19% and 23%, respectively versus the same period one year earlier.  Finally, recessionary factors and their impact on discretionary spending, along with reduced inventory levels by distributors and retailers, put pressure on sales.”

He continued, “Our new product pipeline for the second half of the year is vibrant on both sides of the Atlantic.  The launch of the bebe signature fragrance at more than 212 bebe stores is set for this month.  Next month, the scent debuts at 300 plus Dillard’s stores.  The launch is being supported with a print advertising program in the November issues of Cosmopolitan, Elle, and In Style.  There will also be outdoor advertising on billboards and bus kiosks.  Dillard’s has also made a strong commitment to the bebe launch as a featured fragrance in its multi-page advertising insert in several Conde Nast publications plus inclusion in its holiday catalog.  We anticipate that international distribution will begin in the fourth quarter and our plans call for distribution in 40 countries by year-end 2010.”

He continued, “Brooks Brothers Black Fleece is debuting this fall.  Also, two new fragrances under the Banana Republic brand, Republic of Women and Republic of Men, are coming to market in the third quarter.  Finally, a new fragrance for New York & Company will be in stores later this year.  Following the North American launch of Close, a new Gap fragrance in April, we are moving forward with international distribution during the second half of this year.  With these new product launches domestically and internationally, together with existing distribution, we expect to curb the sales decline for our US-based operations.”

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Inter Parfums, Inc. News Release	Page 2
August 10, 2009

With regard to European-based operations, Mr. Madar noted, “During the second quarter of 2009 we introduced an ST Dupont fragrance for women for select distribution.  Van Cleef & Arpels Collection Extraordinaire is coming to market in September as is a new men’s scent, Paul Smith Man.  Looking further ahead, our initial plans for 2010 include a sports fragrance for men and women and cosmetics under the Burberry brand.  For Lanvin, Van Cleef & Arpels and Paul Smith, also in 2010, we are creating new women’s scents for each.”

Discussing factors impacting profitability, Russell Greenberg, Executive Vice President & CFO, pointed out, “As was the case in the first quarter, second quarter sales mix variations offset an increase in the gross margin percentage that typically accompanies a rising dollar since approximately 35% of European-based product sales are denominated in dollars while costs are incurred in euro.  In response to the dramatic strengthening of the U.S. dollar during the fourth quarter of 2008, we entered into foreign currency forward exchange contracts to hedge approximately 80% of our 2009 sales scheduled to be invoiced in U.S. dollars.  As a result, for the three and six months ended June 30, 2009, we recorded foreign currency gains of $2.5 million and $3.9 million, respectively, which contributed $1.2 million and $1.9 million, respectively, to net income attributable to Inter Parfums, Inc. common shareholders.”

Mr. Greenberg concluded, “Based upon our new product launch schedule, as well as the seasonality of our business, we expect a stronger second half and remain confident that we will meet our 2009 guidance which calls for net sales of $390 million, and net income attributable to Inter Parfums, Inc. common shareholders’ of approximately $21.0 million or $0.70 per diluted share, assuming the dollar remains at current levels.”

Cash Dividend
The Company’s next regular quarterly cash dividend of $.033 per share will be payable on October 15, 2009 to shareholders of record on September 30, 2009.

Conference Call
The management of Inter Parfums will host a conference call at 11:00 am EDT on Tuesday, August 11, 2009, to discuss second quarter results and other recent developments.  Interested parties may participate by calling 706-679-3037, approximately 10 minutes before the start of the call.  This conference call will also be distributed live over the Internet via the Investor Relations section of the Company’s web site at www.interparfumsinc.com.  To listen to the live call, please go to the web site in advance to register.  If you are unable to listen live, the conference call will be archived at the web site.

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Van Cleef & Arpels, Paul Smith, S.T. Dupont, and Quiksilver/Roxy.  The Company also owns Lanvin Perfumes and Nickel, a men’s skin care company.  It also produces personal care products for specialty retailers under exclusive agreements for Gap, Banana Republic, New York & Company, Brooks Brothers and bebe brands.  In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products.  The Company’s products are sold in over 120 countries worldwide.
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Inter Parfums, Inc. News Release	Page 3
August 10, 2009

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2008 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	or	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Linda Latman (212) 836- 9609/llatman@equityny.com
rgreenberg@interparfumsinc.com		Lena Cati (212) 836-9611/lcati@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

 (See Accompanying Tables)

Inter Parfums, Inc. News Release	Page 4
August 10, 2009

CONSOLIDATED STATEMENTS OF INCOME
(In thousands except per share data)
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net sales	$88,604	$99,078	$179,013	$222,241

Cost of sales	38,403	43,104	75,247	92,179

Gross margin	50,201	55,974	103,766	130,062

Selling, general and administrative	43,380	49,142	86,643	104,085

Income from operations	6,821	6,832	17,123	25,977

Other expenses (income):
Interest expense	397	376	1,709	1,447
(Gain) loss on foreign currency	(2,563)	(181)	(3,942)	186
Interest income	(101)	(551)	(609)	(1,165)

	(2,267)	(356)	(2,842)	468

Income before income taxes	9,088	7,188	19,965	25,509

Income taxes	3,335	2,698	6,956	9,882

Net income	5,753	4,490	13,009	15,627

Less: Net income attributable to the noncontrolling interest	1,527	718	3,355	3,147

Net income attributable to Inter Parfums, Inc.	$4,226	$3,772	$9,654	$12,480

Earnings per share:

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.14	$0.12	$0.32	$0.41
Diluted	$0.14	$0.12	$0.32	$0.40

Weighted average number of shares outstanding:
Basic	30,064	30,627	30,115	30,674
Diluted	30,064	30,914	30,115	30,861

Inter Parfums, Inc. News Release	Page 5
August 10, 2009
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

	June 30, 2009	December 31, 2008
	(unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$34,045	$42,404
Accounts receivable, net	109,148	120,507
Inventories	116,953	123,633
Receivables, other	4,353	2,904
Other current assets	12,400	10,034
Income tax receivable	517	1,631
Deferred tax assets	4,062	3,388

Total current assets	281,478	304,501
Equipment and leasehold improvements, net	8,928	7,670
Goodwill	5,553	5,470
Trademarks, licenses and other intangible assets, net	103,264	104,922
Other assets	972	2,574
Total assets	$400,195	$425,137

LIABILITIES AND EQUITY

Current liabilities:
Loans payable – banks	$10,489	$13,981
Current portion of long-term debt	11,403	13,352
Accounts payable - trade	48,856	66,236
Accrued expenses	27,294	35,368
Income taxes payable	783	442
Dividends payable	992	996
Total current liabilities	99,817	130,375
Long-term debt, less current portion	22,371	27,691
Deferred tax liability	11,379	11,562

Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 30,060,839 and 30,168,939 shares at June 30, 2009 and December 31, 2008, respectively	30	30
Additional paid-in capital	42,187	41,950
Retained earnings	175,808	168,025
Accumulated other comprehensive income	27,935	25,515
Treasury stock, at cost, 10,074,479 and 9,966,379 common shares at June 30, 2009 and December 31, 2008, respectively	(31,950)	(31,319)
Total Inter Parfums, Inc. shareholders’ equity	214,010	204,201
Noncontrolling interest	52,618	51,308
Total equity	266,628	255,509
Total liabilities and equity	$400,195	$425,137